Exhibit 99.1

NEWS FROM_____________________________________________________________________

[HEALTHSOUTH GRAPHIC OMITTED]


                                                                  June 8, 2005



                    HEALTHSOUTH REACHES AGREEMENT WITH THE
                      SECURITIES AND EXCHANGE COMMISSION

Birmingham, Alabama - HealthSouth Corporation (OTC Pink Sheets: HLSH) today announced it has reached an agreement with the Securities and Exchange Commission (the "SEC") to resolve claims brought by the SEC against the Company in a civil action on March 19, 2003. The agreement does not address claims brought against any other party in that action. As a result of the agreement, HealthSouth will pay the SEC $100 million in five installments over a two year period beginning in the fourth quarter of 2005, which may be used by the SEC to establish an investor fund pursuant to the Fair Fund provision of the Sarbanes-Oxley Act of 2002.

"This agreement is both a major milestone in HealthSouth's recovery and a powerful symbol of the progress we have made as a company over the course of the last two years," said HealthSouth President and CEO Jay Grinney. "I would especially like to recognize Greg Doody, our General Counsel, and Skadden Arps, our outside counsel, for their hard work and contributions in reaching this important settlement. With the support of our employees across the country, HealthSouth has successfully put another issue behind us. We look forward to re-focusing our time and resources on what we do best - serving the needs of our patients."

"HealthSouth has faced several legal obstacles in the past two years as the result of the massive fraud perpetrated against us," said Greg Doody, HealthSouth General Counsel and Secretary. "This settlement with the SEC -- in conjunction with our Bondholder consent agreement in June of 2004 and our previous settlement with the U.S. Department of Justice - Civil Division, the Office of Inspector General, and the Centers for Medicare & Medicaid Services in December 2004 -- puts a substantial portion of our legal issues behind us and allows us to move forward."

The Company stated that provisions for this settlement amount have been incorporated in its long-term financial projections and that the payments will be made without compromising the resources necessary to manage its facilities in a quality manner.

The agreement resolves litigation brought by the SEC in 2003 regarding allegations of violations of the federal securities laws. As part of the settlement, HealthSouth also agrees to retain the services of consultants in the areas of governance, internal controls and accounting to review policies and practices implemented under the new management team; provide training and education to appropriate officers; and continue to cooperate with the SEC and Department of Justice in their respective, ongoing investigations. A copy of the agreement is being filed today with the SEC as an exhibit to HealthSouth's Form 8-K.

About HealthSouth
HealthSouth is one of the nation's largest providers of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, operating facilities nationwide. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. HealthSouth's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to: the investigations by the Department of Justice and the Securities and Exchange Commission into HealthSouth's financial reporting and related activity calling into question the accuracy of the Company's previously filed financial statements; HealthSouth's statement that as a result of the investigations, the Company's previously filed financial statements should no longer be relied upon and may result in the Company restating its prior financial statements; the withdrawal by HealthSouth's former accountants of their audit reports on all of the Company's previously filed financial statements; the outcome of pending litigation relating to these matters; significant changes in HealthSouth's management team; HealthSouth's ability to successfully amend, restructure and/or renegotiate its existing indebtedness or cure or receive a waiver of the events of default under such agreements, the failure of which may result in HealthSouth filing a voluntary petition for bankruptcy; HealthSouth's ability to continue to operate in the ordinary course and manage it's relationships with its creditors, including it's lenders, bondholders, vendors and suppliers, employees and customers; changes, delays in or suspension of reimbursement for HealthSouth's services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; changes to or delays in the implementation of the prospective payment system for inpatient rehabilitation services; competitive pressures in the healthcare industry and HealthSouth's response thereto; HealthSouth's ability to obtain and retain favorable arrangements with third-party payors; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company's SEC filings and other public announcements.

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Media Contact
-------------

Andy Brimmer, 205-410-2777